Ex 99.1

NEWS....	Contacts: Robert S. Merritt
September 8, 2004	Lisa Hathcoat
FOR IMMEDIATE RELEASE	(813) 282-1225

OUTBACK STEAKHOUSE, INC. COMMENTS ON IMPACT OF HURRICANE FRANCES

Tampa, Florida, September 8 --- Outback Steakhouse, Inc. (NYSE: OSI) today reported that as a result of Hurricane Frances certain of its restaurants in Florida and Georgia were closed due to mandatory evacuations and loss of water and power to the restaurants.  The Company estimates a loss of approximately 250 operating days and $2.8 to $3.0 million in revenues as a result of 108 restaurants that were closed completely for one or more days during the beginning of the evacuations through today.  Additionally, certain stores that remained open had weak sales during the storm.  As of today, three restaurants (one Outback Steakhouse, one Carrabba's Italian Grill and one Bonefish Grill) are without power and remain closed.  The Company and local authorities are working together to restore each location as quickly as possible, but are currently unable to estimate when power could be restored.

The Outback Steakhouse, Inc. restaurant system operates 863 Outback Steakhouses, 162 Carrabba’s Italian Grills, 49 Bonefish Grills, 25 Fleming’s Prime Steakhouse and Wine Bars, 18 Roy’s, five Cheeseburger in Paradise restaurants, two Lee Roy Selmon’s and one Paul Lee’s Chinese Kitchen in 50 states and 21 countries internationally.

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